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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB Number:3235-0060 Expires:April 30, 2009 Estimated average burden hours per response38.0
FORM 8-K
CURRENT REPORT Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2007

MathStar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51560	41-1881957
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19075 N.W. Tanasbourne Drive, Suite 200, Hillsboro, Oregon	97124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (503) 726-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) MathStar, Inc. (the “Company”) today reported that on May 16, 2007, the Company was advised by the NASDAQ Listing Qualifications Department that The NASDAQ Stock Market (“NASDAQ”) is reviewing the Company’s eligibility for continued listing on The NASDAQ Global Market because the Company does not comply with the minimum $10 million stockholders’ equity requirement for continued listing set forth in Marketplace Rule 4450(a)(3). To facilitate the review, NASDAQ has asked the Company to provide to NASDAQ on or before May 31, 2007 a specific plan and time frame to achieve and sustain compliance with all NASDAQ Global Market listing requirements, including the minimum stockholders’ equity standard.

The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission for an offering of up to $40 million of its shares of common stock, common stock purchase warrants, units consisting of common stock and warrants, or any combination of such securities. The Registration Statement became effective on April 16, 2007. On May 10, 2007, the Company announced that it intends to offer, subject to market and other conditions, approximately $25 million of its common stock pursuant to the Registration Statement in an underwritten public offering and that it expects to close the offering in mid-June 2007. It also announced that MDB Capital Group, LLC is acting as the lead manager of the public offering. The Company believes that successful completion of this offering would resolve the listing deficiency, and it is preparing the plan requested by NASDAQ.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The exhibit listed below is filed herewith:

99.1 Press Release dated May 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MathStar, Inc.

Date: May 21, 2007
By /s/ James W. Cruckshank
     Vice President of Administartion
     and Chief Financial Officer
     (Principal Financial Officer and
     Principal Accounting Officer)